Exhibit 99.1

  ProVantage Signs Three-Year Contract With American Medical Security

     WAUKESHA, Wis., Jan. 4 /PRNewswire/ -- ProVantage
Health Services, Inc. (NYSE: PHS) signed a three-year agreement to provide comprehensive pharmacy benefit management services for certain operating subsidiaries of American Medical Security Group, Inc. (NYSE: AMZ)
(AMS). ProVantage will continue to provide prescription benefit management services to more than 650,000 medical members covered by AMS. The terms of the new agreement, which are effective January 1, 2000, replace the terms in a previous agreement that was scheduled to end June 30, 2000.

     ProVantage has estimated that due to the competitive pricing structure of the new PBM agreement with AMS, the contribution to operating income under the agreement is expected to be approximately $2 million less for the next twelve months than it would have been had the existing contract been extended through calendar 2000. ProVantage and AMS continue to discuss other initiatives that are available through the suite of ProVantage services that would assist AMS and its beneficiaries. ProVantage believes the lower contribution to operating income from the new PBM agreement with AMS will be offset, in part or in whole, during calendar 2000 by the addition of new PBM customers and by the sale of Health Information
Technology products and services to new and existing customers.

     In a separate agreement, ProVantage also announced that it has acquired for $5.0 million AMS' interest in ProVMed, LLC giving ProVantage complete ownership and control of ProVMed. It is the intent of both parties to consummate during January 2000 an agreement to have ProVantage continue providing ProVMed services to AMS.
These services include advanced data warehousing, clinical and administration information support.

     "We chose ProVantage because of their superior customer service and the economic value that their products and services provide to AMS," said Samuel V.
Miller, AMS Chairman, President and CEO. Miller added,
"We are very pleased with the extension of our agreement with ProVantage and we look forward to the continuation of the relationship between the two companies."

     "ProVantage is pleased to continue servicing AMS," said Jeffrey A. Jones, President and Chief Executive
Officer for ProVantage. Jones added, "Over the past five years both companies have maintained a common goal: to improve the quality of care while reducing overall healthcare costs. ProVantage is committed to continuing development of its advanced technology and clinical services that will attain that goal."

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     American Medical Security Group, through its
operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers.
It provides medical, dental, and life coverage. The company's internet address is http://www.amschoices.com

     ProVantage is a leading healthcare knowledge company with Health Benefit Management (HBM) and Health
Information Technology (HIT) divisions that serve more than 18 million people. Its goal is to be the leading third-party supplier of products and services designed to optimize the quality and minimize the cost of healthcare services. ProVantage provides services to more than 3,500 customers, including pharmacy benefit management services and vision benefit management services. The health information technology division licenses products that are designed to improve the quality of healthcare. These products are being used by clients in programs covering more than 13 million people. ProVantage's customers include healthcare payors, self-funded employers, third-party health plan administrators, state and federal agencies, union-sponsored benefit plans and pharmaceutical manufacturers. For more information regarding
ProVantage, please visit the website at
http://www.provantageinc.com or call investor relations
262-312-3643.

     This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform
Act of 1995, including statements regarding the expected financial impact of the new PBM agreement with AMS, the expected financial impact of the addition of new PBM customers and the sale of HIT products and services to new and existing customers, and the expected agreement with AMS regarding future ProVMed services. Such statements are subject to important factors which could cause ProVantage's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in ProVantage's registration statement on Form S-1 or as may be described from time to time in ProVantage's subsequent SEC filings.